Filed Pursuant to Rule 424(b)(3)

Registration No. 333-212323

CION ARES DIVERSIFIED CREDIT FUND

Supplement dated September 30, 2021

To

Prospectuses and Statement of Additional Information for Class A Shares, Class C Shares,

Class I Shares, Class L Shares, Class U Shares, Class U-2 Shares and Class W Shares, each dated April 30, 2021, as supplemented to date

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying Prospectuses and Statement of Additional Information of CION Ares Diversified Credit Fund (the “Fund”). This supplement is part of, and should be read in conjunction with, the Prospectuses and Statement of Additional Information. The Prospectuses and Statement of Additional Information have been filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov or by calling (888) 729-4266. Capitalized terms used in this supplement have the same meanings as in the Prospectuses and Statement of Additional Information, as applicable, unless otherwise stated herein.

On September 30, 2021, the Fund closed on the sale of (i) 3,600,000 Series B Mandatory Redeemable Preferred Shares to 17 accredited investors for gross proceeds of $90,000,000 and (ii) 6,000,000 Series C Mandatory Redeemable Preferred Shares to 25 accredited investors for gross proceeds of $150,000,000, in an offering exempt from registration under Rule 506(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Fund previously closed on the sale of 2,400,000 Series A Mandatory Redeemable Preferred Shares for gross proceeds of $60,000,000 on July 30, 2021, in an offering exempt from registration under Rule 506(c) under the Securities Act.

Please retain this Supplement with your Prospectuses and Statement of Additional Information.